Exhibit 99

October 23, 2014

Dear Fellow Stockholders of Swift Transportation Company (NYSE: SWFT),

A summary of our key results for the three and nine months ended September 30th is shown below:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	2012	2014	2013	2012
	Unaudited
	($ in millions, except per share data)
Operating Revenue	$1,074.9	$1,032.1	$992.6	$3,159.2	$3,042.8	$2,928.5
Revenue xFSR[1]	$881.8	$833.4	$798.2	$2,575.2	$2,448.1	$2,343.3

Operating Ratio	90.9%	91.8%	92.2%	92.5%	91.6%	91.9%
Adjusted Operating Ratio[2]	88.2%	89.3%	89.8%	90.2%	89.1%	89.4%

EBITDA	$154.0	$144.0	$135.8	$405.2	$437.1	$393.1
Adjusted EBITDA[2]	$160.7	$150.8	$137.3	$424.2	$450.4	$420.7

Diluted EPS	$0.35	$0.21	$0.24	$0.72	$0.78	$0.61
Adjusted EPS[2]	$0.39	$0.29	$0.23	$0.84	$0.87	$0.70

[1]Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[2] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Quarterly Highlights (discussed in more detail below, including GAAP to non-GAAP reconciliations):

•	Adjusted EPS for the third quarter of 2014 increased 34.5% to $0.39, compared to $0.29 in the third quarter of 2013

•	Consolidated Revenue xFSR for the third quarter of 2014 grew 5.8% year over year

•	Consolidated Average Operational Truck Count increased more than 500 trucks year over year in the third quarter across our various reporting segments

•	Truckload Adjusted Operating Ratio improved 290 basis points year over year in the third quarter to 84.5%

•	Truckload utilization, as measured by loaded miles per tractor per week, improved 2.2% year over year

•	Truckload pricing increases continue to gain momentum, resulting in a 5.1% increase in Revenue xFSR per loaded mile compared to the third quarter of 2013

•	Dedicated Revenue xFSR grew 31.7% from the third quarter of 2013 to the third quarter of 2014 driven by the addition of multiple new customer contracts over the past 12 months

•	Dedicated Adjusted Operating Ratio improved 50 basis points from the second quarter of 2014 to 88.0% as we continue to improve the operational efficiencies within recently awarded business contracts

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•	Central Refrigerated Segment ("CRS") Adjusted Operating Ratio improved 30 basis points to 96.0% year over year in the third quarter of 2014

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Intermodal Revenue xFSR in the third quarter of 2014 grew 4.5% year over year driven by a 12.9% increase in Container on Flat Car (COFC) loads, offset by a reduction in Trailer on Flat Car (TOFC) loads as previously discussed in our second quarter 2014 earnings call

•	Intermodal Adjusted Operating Ratio improved 40 basis points to 97.6% in the quarter compared to 98.0% during the same period last year

•	Logistics won several large customer bids scheduled to begin in the first quarter of 2015

•	Gains on disposal of property and equipment were $11.6 million in the quarter; $2-3 million more than anticipated, due in part to a robust used truck market

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The effective tax rate in the third quarter 2014 was 32.3%; primarily resulting from tax credits realized in the quarter after months of research and consultation; this increased Adjusted EPS by approximately $0.03 in the third quarter

•	Net Debt was reduced by $56.2 million to $1,397 million during the quarter and our net leverage ratio dropped to 2.37 as of September 30, 2014

We are encouraged with the operational performance our team delivered this quarter. We were able to generate year over year profitability improvement in our Truckload, Intermodal and CRS segments. In our Dedicated Segment, we realized sequential improvement, in-line with our expectations, and continue to target a return to historical profit margins by year end, as we completely absorb the significant number of contract awards this year. Above all, the operational trends we experienced in each segment as the third quarter developed were very positive. Equally impressive was our team's ability to produce these results in our Truckload and CRS segments, in spite of the cost headwind associated with the large driver wage increases previously announced.

As we reported in our press release on September 25th, we are pleased by the driver response to the various initiatives we have implemented over the past several months, all of which have been designed to "Deliver a Better Life" for our drivers and their families. We believe drivers will remain a key focal area for the entire industry as we move into the fourth quarter and 2015 - and one we expect to monitor closely.

With the strong sequential monthly operational trends we experienced in the third quarter, combined with the positive driver response to the aforementioned driver initiatives, the call of our 10% notes on November 15th, and the anticipated growth in our seasonal business, we expect to exceed the current Adjusted EPS consensus estimates for the year. With the tax credits realized sooner than anticipated, our September year to date Adjusted EPS is $0.84; therefore, we now expect the full year Adjusted EPS to be in the range of $1.29 - $1.33. For 2015, we are targeting 10% - 15% operational improvement in our full year Adjusted EPS, as well as $0.18 - $0.19 of year over year per share interest savings due to the refinancing and debt reduction activities in 2014, implying an Adjusted EPS range of approximately $1.62 - $1.72 for the full year 2015, or potential growth in excess of 25% year over year.

Third Quarter Results by Reportable Segment

Truckload Segment

Our Truckload segment consists of one-way movements over irregular routes throughout the United States, Mexico and Canada. This service uses both company and owner-operator tractors with dry van, flatbed and other specialized trailing equipment.

Our Truckload Revenue xFSR for the third quarter of 2014 remained relatively flat at $460.0 million compared to $460.4 million for the same quarter in 2013, which was enabled by our improved utilization, given that these results

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were achieved with 7.0% less tractors, on average, year over year. This reduction in fleet was a result of the deliberate shift in equipment from Truckload to Dedicated to facilitate the tremendous growth in the latter segment. For Truckload, our Weekly Revenue xFSR per Tractor increased 7.4% to $3,449 compared to $3,212 in the prior year driven by a 5.1% increase in Revenue xFSR per loaded mile and a 2.2% increase in loaded miles per truck per week.

	Three Months Ended September 30,
	2014	2013	2012
Operating Revenue (1)	$570.9	$579.5	$564.8
Revenue xFSR(1)(2)	$460.0	$460.4	$447.5

Operating Ratio	87.5%	90.0%	90.5%
Adjusted Operating Ratio(3)	84.5%	87.4%	88.0%

Weekly Revenue xFSR per Tractor	$3,449	$3,212	$3,174
Total Loaded Miles(4)	254,320	267,607	266,328

Average Operational Truck Count	10,147	10,907	10,726
Deadhead Percentage	11.7%	11.5%	10.9%
1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter
[4] Total Loaded Miles presented in thousands

As we announced in our 2014 second quarter letter to stockholders, we implemented various strategies in the third quarter of 2014 to improve our recruitment and retention of drivers, including a significant increase in driver pay combined with more driver friendly initiatives and enhanced driver interaction. As anticipated, our operational truck count decreased sequentially from the second quarter, on average; however, these new strategies enabled us to grow by approximately 300 tractors from the beginning to the end of the third quarter 2014. For the fourth quarter of 2014, we expect to continue to grow, and anticipate our Average Operational Truck count to increase by approximately 200 tractors from the average for the third quarter of 2014.

Our Adjusted Operating Ratio improved 290 basis points to 84.5% compared to 87.4% from the prior year. Our mid-quarter increase in driver wages and purchased transportation costs were a meaningful cost headwind during the quarter, but were more than offset by the increased Revenue xFSR per loaded mile and loaded miles per truck per week discussed above, as well as a reduction in fuel expense, driven by the combination of declining diesel prices, better fuel efficiency, and reduced engine idle time.

Dedicated Segment

Through our Dedicated segment, we devote equipment and offer tailored solutions under long-term contracts with customers. This dedicated business utilizes refrigerated, dry van, flatbed and other specialized trailing equipment.

Dedicated Revenue xFSR grew a notable 31.7% to $197.7 million in the third quarter of 2014 from $150.1 million during the third quarter of 2013. This growth is driven by numerous new contracts that started in the latter half of 2013 and continued through the first nine months of 2014.

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For the third quarter of 2014, as expected, the Adjusted Operating Ratio in our Dedicated segment increased 170 basis points over the third quarter 2013 to 88.0%, but improved 50 basis points sequentially from the second quarter 2014. The year over year increase was driven primarily by start up costs associated with the various fleets that began in the second and third quarters of 2014. As discussed last quarter, we expect the profitability in our Dedicated segment to continue to improve as the recently started locations achieve normal operations, which we anticipate will return our Adjusted Operating Ratio to the historical range of 86% to 87% by the end of the year, as growth normalizes.

	Three Months Ended September 30,
	2014	2013	2012
Operating Revenue (1)	$238.0	$184.6	$182.8
Revenue xFSR(1)(2)	$197.7	$150.1	$149.9

Operating Ratio	90.0%	88.9%	90.7%
Adjusted Operating Ratio(3)	88.0%	86.3%	88.6%

Weekly Revenue xFSR per Tractor	$3,154	$3,326	$3,336
Average Operational Truck Count	4,769	3,434	3,419

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

The addition of the new accounts discussed above drove our average operational truck count to 4,769 for the third quarter of 2014, an increase of 38.9% year over year. For the fourth quarter of 2014, we expect our Dedicated segment Average Operational Truck Count to be relatively flat as we focus our efforts and resources on meeting the fourth quarter seasonal demand in the Truckload segment.

Central Refrigerated Segment (CRS)

Our CRS segment represents shipments for customers that require temperature-controlled trailers. These shipments include one-way movements over irregular routes and dedicated truck operations.

CRS Revenue xFSR for the third quarter of 2014 decreased 12.5% to $80.6 million compared to $92.0 million for the same quarter in 2013, primarily driven by an 11.6% reduction in our average operational truck count year over year. Weekly Revenue xFSR per Tractor decreased 1.0% to $3,510. This decrease was a result of a reduction in loaded miles per truck per week of 5.5% due primarily to the increased pressures in the driver market, but partially offset by an increase of 4.8% in Revenue xFSR per loaded mile.

We believe the initiatives we implemented during the third quarter of 2014, including increased support of our drivers and a large driver pay increase in our over the road fleets, are yielding the desired results in our turnover and other operating metrics. Our loaded miles per truck per week in our CRS over the road business improved more than 5% within the quarter. Our company driver turnover in this segment improved more than 15 percentage points in the third quarter of 2014 compared to the second quarter of 2014. Additionally, we have implemented various specific recruiting initiatives which should enable us to grow this fleet going forward. We are excited about the team we have in place, and are encouraged by the recent trends we have experienced in this segment.

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	Three Months Ended September 30,
	2014	2013	2012

Operating Revenue (1)	$100.4	$115.3	$104.0
Revenue xFSR(1)(2)	$80.6	$92.0	$80.2

Operating Ratio	96.8%	97.0%	95.7%
Adjusted Operating Ratio(3)	96.0%	96.3%	94.4%

Weekly Revenue xFSR per Tractor	$3,510	$3,544	$3,359
Average Operational Truck Count	1,747	1,976	1,817
Deadhead Percentage	15.9%	13.4%	12.4%

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Our Adjusted Operating Ratio in our CRS segment improved 30 basis points to 96.0% in the third quarter 2014 from 96.3% in the third quarter 2013. This improvement was driven by higher Revenue xFSR per loaded mile and better fuel efficiencies, partially offset by higher driver wages and the operational metrics discussed above. The gain on sale of the redundant CRS facilities was not specifically recorded in the CRS segment and, therefore, was not a driver of the Operating Ratio performance in the third quarter.

Intermodal Segment

Our Intermodal segment includes revenue generated by freight moving over the rail in our containers and other trailing equipment, combined with revenue for drayage to transport loads between the railheads and customer locations.

Intermodal Revenue xFSR grew by 4.5% in the third quarter of 2014 compared to the same period in the prior year, driven by a 6.1% increase in Load Counts. COFC loads grew 12.9% year over year in the third quarter 2014, and this growth could have been larger were it not for the need to stage containers in preparation for the start of a large new customer contract in September. Loads for our TOFC business decreased 38.5% in the third quarter of 2014 compared to the same period in the prior year as we continued to utilize our freight selection tools to haul the most profitable freight. This shift in mix, combined with improved turns on our containers and other operational efficiencies, drove a 40 basis point improvement in our Adjusted Operating Ratio to 97.6% in the third quarter of 2014 compared to 98.0% during the same period last year.

Revenue xFSR per load decreased slightly to $1,810 in the third quarter of 2014 from $1,836 in the same period of 2013 due to the mix shift between COFC and TOFC as well as higher COFC growth in the East which has a shorter length of haul.

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	Three Months Ended September 30,
	2014	2013	2012

Operating Revenue (1)	$100.0	$96.5	$91.7
Revenue xFSR(1)(2)	$80.1	$76.7	$72.3

Operating Ratio	98.1%	98.4%	102.4%
Adjusted Operating Ratio(3)	97.6%	98.0%	103.1%

Load Counts	44,275	41,747	39,762
Average Container Counts	8,778	8,717	7,403

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Our average container count grew by 61 containers to 8,778 as we added approximately 200 containers in the latter half of the quarter. We are continuing to add containers and expect our fourth quarter 2014 Average Container Count to be approximately 9,100.

Other Non-Reportable Segments

Our other non-reportable segments include our logistics and brokerage services, and our subsidiaries offering support services to customers and owner-operators, including shop maintenance, equipment leasing and insurance. Also captured here is the intangible amortization related to the 2007 going-private transaction.

In the third quarter of 2014, combined revenues from the aforementioned services increased $16.1 million compared to the same period of 2013 due to growth in our logistics business, increased services to owner-operators and an increase in intercompany leasing between our IEL subsidiary and our Truckload and Dedicated segments.

The $2.6 million operating loss in the third quarter of 2014 in the other non-reportable segments was primarily related to an impairment of $2.3 million on certain software rendered obsolete in the quarter. We expect revenue and operating income in the other non-reportable segments to increase in the fourth quarter of 2014 due to seasonal project business, similar to prior years.

Third Quarter Consolidated Operating Expenses

The table below highlights some of our cost categories for the third quarter of 2014, compared to the third quarter of 2013 and the second quarter of 2014, showing each as a percent of Revenue xFSR. Fuel surcharge revenue can be volatile and is primarily dependent upon the cost of fuel and not specifically related to our non-fuel operational expenses. Therefore, we believe that Revenue xFSR is a better measure for analyzing our expenses and operating metrics.

Salaries, wages and benefits increased $19.8 million to $240.0 million during the third quarter of 2014, compared to $220.2 million for the third quarter of 2013 due primarily to increases in driver pay and workers compensation expense. Sequentially, salaries, wages and benefits increased $1.9 million during the third quarter of 2014 compared

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to the second quarter of 2014 primarily due to the driver wage increase mentioned above, partially offset by a reduction in workers compensation expense.

Third quarter year over year Operating Supplies and Expenses increased $3.3 million due to increased hiring and legal and professional fees, partially offset by reduced equipment maintenance expenses. Sequentially, operating supplies and expenses increased $4.4 million to $88.5 million during the third quarter of 2014, compared to $84.1 million for the second quarter of 2014 driven primarily by increased driver recruiting expenses.

Insurance and claims expense increased sequentially $4.4 million to $37.7 million for the third quarter of 2014, compared to $33.3 million in the second quarter of 2014. As a percent of Revenue xFSR, insurance and claims expense increased to 4.3% in the third quarter of 2014 compared to 3.8% in the second quarter of 2014 which is consistent with the guidance given last quarter. Third quarter insurance and claims expense as a percent of Revenue xFSR was also consistent on a year over year basis. For the full year, we continue to expect our insurance and claims expense as a percent of Revenue xFSR to be approximately 4.3%, which is in-line with the full year 2013 experience.

		YOY				QOQ
Q3'14	Q3'13	Variance[1]	($ in millions)	Q3'14	Q2'14	Variance[1]
$1,074.9	$1,032.1	4.1%	Total Revenue	$1,074.9	$1,075.9	-0.1%
$(193.1)	$(198.7)	-2.8%	Less: Fuel Surcharge Revenue	$(193.1)	$(199.6)	-3.3%
$881.8	$833.4	5.8%	Revenue xFSR	$881.8	$876.3	0.6%

$240.0	$220.2	-9.0%	Salaries, Wages & Benefits	$240.0	$238.1	-0.8%
27.2%	26.4%	-80 bps	% of Revenue xFSR	27.2%	27.2%	—

$88.5	$85.2	-3.9%	Operating Supplies & Expenses	$88.5	$84.1	-5.2%
10.0%	10.2%	20 bps	% of Revenue xFSR	10.0%	9.6%	-40 bps

$37.7	$35.1	-7.4%	Insurance & Claims	$37.7	$33.3	-13.2%
4.3%	4.2%	-10 bps	% of Revenue xFSR	4.3%	3.8%	-50 bps

$7.3	$6.7	-9.0%	Communications & Utilities	$7.3	$7.7	5.2%
0.8%	0.8%	—	% of Revenue xFSR	0.8%	0.9%	10 bps

$17.9	$18.6	3.8%	Operating Taxes & Licenses	$17.9	$17.9	—%
2.0%	2.2%	20 bps	% of Revenue xFSR	2.0%	2.0%	—

[1] Positive numbers represent favorable variances, negative numbers represent unfavorable variances

Fuel Expense

Q3'14	Q3'13	($ in millions)	Q3'14	Q2'14
$149.1	$160.6	Fuel Expense	$149.1	$153.7
13.9%	15.6%	% of Total Revenue	13.9%	14.3%

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Fuel expense for the third quarter of 2014 was $149.1 million, representing a decrease of $11.5 million from the third quarter of 2013. The decrease was a result of a variety of factors, including declining fuel prices, improved fuel efficiency, and a reduction in the number of miles driven by company drivers.

Purchased Transportation

Purchased transportation includes payments to owner-operators, railroads and other third parties we use for intermodal drayage and other brokered business.

Q3'14	Q3'13	($ in millions)	Q3'14	Q2'14
$328.1	$318.3	Purchased Transportation	$328.1	$340.2
30.5%	30.8%	% of Total Revenue	30.5%	31.6%

Purchased transportation increased $9.8 million year over year, primarily resulting from an increase in intermodal volume and an increase in miles driven by owner-operators, partially offset by a reduction in third party dray.

Sequentially, purchased transportation decreased $12.1 million associated with reductions in the number of miles driven by owner-operators, fuel reimbursements to third parties, and third party dray movements, as well as a reduction in loads brokered through our logistics division due to a large customer's temporary production slow down during the third quarter.

Rental Expense and Depreciation & Amortization of Property and Equipment

Due to fluctuations in the number of tractors leased versus owned, we combine our rental expense with depreciation and amortization of property and equipment for analytical purposes.

Q3'14	Q3'13	($ in millions)	Q3'14	Q2'14
$59.7	$46.3	Rental Expense	$59.7	$56.1
6.8%	5.6%	% of Revenue xFSR	6.8%	6.4%

$54.4	$58.3	Depreciation & Amortization of Property and Equipment	$54.4	$54.8
6.2%	7.0%	% of Revenue xFSR	6.2%	6.3%

$114.0	$104.5	Combined Rental Expense and Depreciation	$114.0	$110.9
12.9%	12.5%	% of Revenue xFSR	12.9%	12.7%

As noted in the table above, combined rental and depreciation expense in the third quarter of 2014 increased $9.5 million to $114.0 million from the third quarter of 2013. This increase is primarily due to an increase in the number of tractors and trailers in the fleet, higher equipment replacement costs, and an increase in the amount of leased equipment.

Impairment

In the third quarter of 2014, we recorded an impairment of $2.3 million related to certain software that we rendered obsolete.

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Gain on Disposal of Property and Equipment

The gain on disposal of property and equipment in the third quarter of 2014 was $11.6 million, which was $2-3 million higher than anticipated due to excellent execution by our newly formed retail equipment sales team. As discussed last quarter, we expected gain on disposal of property and equipment to be $10-12 million in the second half of 2014. We anticipated this to be heavier in the third quarter due to the sale of the redundant CRS facilities and the type of equipment scheduled for disposal in the third quarter before tapering off in the fourth quarter. We are still expecting gain on disposal of property and equipment to be $2-4 million in the fourth quarter of 2014.

Income Taxes

The income tax provision in accordance with GAAP for the third quarter of 2014 was $23.9 million, resulting in an effective tax rate of 32.3%, which is 620 basis points lower than anticipated primarily due to certain prior year federal income tax credits realized during the quarter, which were originally expected to occur in the fourth quarter of 2014. This opportunity was identified in 2013 and after significant research and consultation, the work was successfully completed in the third quarter 2014. Due to the discontinuation of these credits in 2014, future tax benefits will not be realized. Therefore, our effective tax rate is expected to return to approximately 38.5% in the fourth quarter and beyond.

Interest Expense

Interest expense, comprised of debt interest expense, the amortization of deferred financing costs and original issue discount and excluding derivative interest expense on our interest rate swaps, decreased by $4.2 million in the third quarter of 2014 to $20.4 million, compared with $24.6 million for the third quarter of 2013. The decrease was largely due to lower debt balances, our open market purchases of our Senior Secured 2nd Lien Notes between March and August of this year, and our new credit facility which we entered into in June 2014 that contains more favorable interest rates and terms.

Debt Balances

	June 30, 2014	Q3 2014	September 30, 2014
($ in millions)	Actuals	Changes	Actuals
Unrestricted Cash	$73.5	$(3.2)	$70.3

A/R Securitization ($325mm / $375 mm)(b)	$319.0	$(4.0)	$315.0
Revolver ($450mm)	$99.0	$(17.0)	$82.0
Term Loan A (a)	$50.0	$—	$50.0
Term Loan B (a)	$399.0	$(1.0)	$398.0
Senior Secured 2nd Lien Notes (a)	$460.8	$(32.7)	$428.1
Capital Leases & Other Debt	$198.9	$(4.7)	$194.2
Total Debt	$1,526.7	$(59.4)	$1,467.3

Net Debt	$1,453.2	$(56.2)	$1,397.0

(a) Amounts presented represent face value
(b) Previous $325 million A/R securitization facility was expanded on September 26, 2014 to $375 million

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During the third quarter of 2014, we made net payments of $17.0 million on our revolver, and $1.0 million on our new Term Loan B. We also repurchased and canceled $32.7 million of our 10% Senior Secured 2nd Lien Notes in the open market and reduced our unrestricted cash by $3.2 million. Additionally, we decreased our capital leases and other debt by $4.7 million and our A/R Securitization by $4.0 million. Combined, these activities resulted in Net Debt of $1,397.0 million as of September 30, 2014, which reflects a reduction of $56.2 million during the third quarter 2014.
Our leverage ratio as of September 30, 2014 improved to 2.37 compared to 2.51 as of June 30, 2014. This improvement was the result of both year over year EBITDA growth and sequential debt reduction during the third quarter of 2014.

Subsequent to the end of the third quarter 2014, we issued a notice of redemption to the holders of our 10% Senior Secured 2nd Lien Notes notifying them of our intention to redeem the notes in full on November 15, 2014, at a price of 105% of face value, plus accrued and unpaid interest, pursuant to the terms of the indenture governing the notes. At that time, we anticipate utilizing the remaining $450.0 million of our delayed-draw Term Loan A to fund the majority of the redemption costs. Based on the notes outstanding at September 30, 2014, the total redemption price plus accrued interest to the redemption date will be approximately $471 million and is expected to result in a loss on extinguishment of approximately $27 million, comprised of $21 million for call premiums, and $6 million for the write-off of remaining unamortized debt issuance costs.

Cash Flow and Capital Expenditures

During the nine months ending September 30, 2014, we generated $292.8 million of cash from operations compared with $355.9 million during the same period of 2013. The decrease in cash flows from operations was primarily related to a $38.9 million increase in cash tax payments as we have now fully utilized all net operating losses from prior periods. For the nine months ending September 30, 2014 our capital expenditures were $211.1 million, partially offset by proceeds from the sale of property and equipment of $116.7 million. This compares to $237.0 million of capital expenditures and $75.8 million of proceeds from the sale of property and equipment in the nine months ending September 30, 2013. Cash used in financing activities for the nine months ending September 30, 2014 was $208.3 million, compared to $82.4 million for the same period in 2013, primarily driven by the voluntary repayments of our debt.

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Capital expenditures in the fourth quarter are anticipated to be in the range of $85 - $95 million, offset by anticipated proceeds from sale of property and equipment of approximately $10 million, bringing total capital expenditures for the year in the range of $296 - $306 million and proceeds from the sale of property and equipment to approximately $127 million.

Summary

We are encouraged by the results our team was able to achieve during the third quarter, and are cautiously optimistic about the road ahead. We would like to thank all of our hard-working employees, as well as our loyal customers and stockholders, for their continued support of Swift.

Conference Call Q&A Session

Swift Transportation's management team will host a Q&A session at 11:00 a.m. Eastern Daylight Time on Friday, October 24th to answer questions about the Company’s third quarter financial results. Please email your questions to Investor_Relations@swifttrans.com prior to 7:00 p.m. Eastern Daylight Time on Thursday, October 23rd.

Participants may access the call using the following dial-in numbers:

U.S./Canada: (800) 480-8614
International/Local: (706) 501-7951
Conference ID: 19287907

The live webcast, letter to stockholders, transcript of the Q&A, and the replay of the earnings Q&A session can be accessed via our investor relations website at investor.swifttrans.com.

IR Contact:
Jason Bates
Vice President of Finance &
Investor Relations Officer
623.907.7335

Forward Looking Statements & Use of Non-GAAP Measures

This letter contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates", "plans,” "projects," "expects," “hopes,” “intends,” “will,” “could,” “should,” “may,” or similar expressions which speak only as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning: trends and expectations relating to our operations, Revenue xFSR, expenses, other revenue, pricing, our effective tax rate, profitability and related metrics; the benefits of our driver recruitment and retention initiatives and the expected benefits of other strategic initiatives we are implementing; trends in the Adjusted Operating Ratio in the Dedicated segment; expected reduction in Net Debt in the remainder of 2014;

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projected Adjusted EPS for the fourth quarter of 2014 and full year 2015, including components thereof; the timing and level of fleet size and equipment and container count; the timing and level of changes in Truckload and Dedicated tractor count; expected insurance claims expense as a percentage of Revenue xFSR; levels and components of, and expected gains from the disposition of property and equipment in the remainder of 2014; our intentions to draw on our term loan and redeem our remaining 10.00% senior secured second priority notes and the estimated charges resulting therefrom; and estimated capital expenditures for the remainder of 2014. Such forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factor section of our Annual Report Form 10-K for the year ended December 31, 2013. As to the Company’s business and financial performance, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: any future recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries in which we have a significant concentration of customers; increasing competition from trucking, rail, intermodal, and brokerage competitors; a significant reduction in, or termination of, our trucking services by a key customer; a significant reduction in, or termination of, our trucking services by a key customer; the amount and velocity of changes in fuel prices and our ability to recover fuel prices through our fuel surcharge program; volatility in the price or availability of fuel; increases in new equipment prices or replacement costs; the regulatory environment in which we operate, including existing regulations and changes in existing regulations, or violations by us of existing or future regulations; our Compliance Safety Accountability safety rating; increases in driver compensation to the extent not offset by increases in freight rates and difficulties in driver recruitment and retention; changes in rules or legislation by the National Labor Relations Board or Congress and/or union organizing efforts; potential volatility or decrease in the amount of earnings as a result of our claims exposure through our captive insurance companies; risks relating to our captive insurance companies; uncertainties associated with our operations in Mexico; our ability to attract and maintain relationships with owner-operators; the possible re-classification of our owner-operators as employees; our ability to retain or replace key personnel; conflicts of interest or potential litigation that may arise from other businesses owned by Jerry Moyes, including pledges of Swift stock and guarantees related to other businesses by Jerry Moyes; our dependence on third parties for intermodal and brokerage business; our ability to sustain cost savings realized as part of recent cost reduction initiatives; potential failure in computer or communications systems; our ability to execute or integrate any future acquisitions successfully; seasonal factors such as harsh weather conditions that increase operating costs; goodwill impairment; the potential impact of the significant number of shares of our common stock that is outstanding; our intention to not pay dividends; our significant ongoing capital requirements; our level of indebtedness and our ability to service our outstanding indebtedness, including compliance with our indebtedness covenants, and the impact such indebtedness may have on the way we operate our business; the significant amount of our stock and related control over the Company by Jerry Moyes; and restrictions contained in our debt agreements. You should understand that many important factors, in addition to those listed above and in our filings with the SEC, could impact us financially. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the prices of the Company's securities may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events, new information or changes in these expectations. In addition to our GAAP results, this Letter to Stockholders also includes certain non-GAAP financial measures as defined by the SEC. The calculation of each measure, including reconciliation to the most closely related GAAP measure and the reasons management believes each non-GAAP measure is useful, are included in the attached schedules.

12

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)
	(Amounts in thousands, except per share data)
Operating revenue	$1,074,880	$1,032,127	$3,159,224	$3,042,806
Operating expenses:
Salaries, wages and employee benefits	240,005	220,156	707,464	670,493
Operating supplies and expenses	88,459	85,204	253,361	236,267
Fuel	149,099	160,561	458,798	489,563
Purchased transportation	328,112	318,321	987,530	918,594
Rental expense	59,655	46,262	167,509	129,881
Insurance and claims	37,673	35,110	113,442	100,245
Depreciation and amortization of property and equipment	54,369	58,254	165,335	170,004
Amortization of Intangibles	4,204	4,204	12,611	12,611
Impairments	2,308	—	2,308	—
Gain on disposal of property and equipment	(11,628)	(5,619)	(23,099)	(13,610)
Communication and utilities	7,321	6,679	22,207	19,145
Operating taxes and licenses	17,892	18,575	54,155	55,209
Total operating expenses	977,469	947,707	2,921,621	2,788,402
Operating income	97,411	84,420	237,603	254,404
Other (income) expenses:
Interest expense	20,372	24,595	65,050	75,719
Derivative interest expense	1,756	1,465	5,027	2,559
Interest income	(777)	(604)	(2,235)	(1,741)
Merger and acquisition expense	—	4,331	—	4,331
Loss on debt extinguishment	2,854	496	12,757	5,540
Gain on sale of real property	—	(798)	—	(6,876)
Other	(842)	(1,174)	(2,416)	(3,058)
Total other (income) expenses, net	23,363	28,311	78,183	76,474
Income before income taxes	74,048	56,109	159,420	177,930
Income tax expense	23,890	26,156	56,759	67,806
Net income	$50,158	$29,953	$102,661	$110,124
Basic earnings per share	$0.35	$0.21	$0.73	$0.79
Diluted earnings per share	$0.35	$0.21	$0.72	$0.78
Shares used in per share calculations
Basic	141,557	140,327	141,282	140,004
Diluted	143,322	142,315	143,338	141,942

13

ADJUSTED EPS RECONCILIATION (UNAUDITED) (a)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	2012	2014	2013	2012
Diluted earnings per share	$0.35	$0.21	$0.24	$0.72	$0.78	$0.61
Adjusted for:
Income tax expense	0.17	0.18	0.11	0.40	0.48	0.24
Income before income taxes	0.52	0.39	0.35	1.11	1.25	0.85
Non-cash impairments (b)	0.02	—	—	0.02	—	0.01
Loss on debt extinguishment (c)	0.02	—	—	0.09	0.04	0.16
Amortization of certain intangibles (d)	0.03	0.03	0.03	0.08	0.08	0.08
Amortization of unrealized losses on interest rate swaps (e)	—	—	—	—	—	0.04
Acceleration of non-cash equity compensation (f)	—	0.01	—	—	0.01	—
Excludable transaction costs (g)	—	0.03	—	—	0.03	—
Adjusted income before income taxes	0.58	0.47	0.38	1.30	1.42	1.14
Provision for income tax expense at effective rate	0.19	0.18	0.15	0.46	0.55	0.44
Adjusted EPS	$0.39	$0.29	$0.23	$0.84	$0.87	$0.70

(a)
We define Adjusted EPS as (1) income (loss) before income taxes plus (i) amortization of the intangibles from our 2007 going-private transaction, (ii) non-cash impairments, (iii) other special non-cash items, (iv) excludable transaction costs, (v) the mark-to-market adjustment on our interest rate swaps that is recognized in the statement of income in a given period, and (vi) the amortization of previous losses recorded in accumulated other comprehensive income (loss) (“OCI”) related to the interest rate swaps we terminated upon our IPO and refinancing transactions in December 2010; (2) reduced by income taxes; (3) divided by weighted average diluted shares outstanding. For all periods through 2012, we used a normalized tax rate of 39% in our Adjusted EPS calculation due to the amortization of deferred tax assets related to our pre-IPO interest rate swap amortization and other items that we knew would cause fluctuations in our GAAP effective tax rate. Beginning in 2013, these items no longer result in large variations. Therefore, we began using our GAAP effective tax rate for our Adjusted EPS calculation beginning in 2013. We believe the presentation of financial results excluding the impact of the items noted above provides a consistent basis for comparing our results from period to period and to those of our peers due to the non-comparable nature of the intangibles from our going-private transaction, the historical volatility of the interest rate derivative agreements and the non-operating nature of the impairment charges, transaction costs and other adjustment items. Adjusted EPS is not presented in accordance with GAAP and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. The numbers reflected in the above table are calculated on a per share basis and may not foot due to rounding.

(b)
During the third quarter of 2014, certain operational software with a carrying amount of $2.3 million was replaced and written off, resulting in a pre-tax impairment charge of $2.3 million. In the first quarter of 2012, real property with a carrying amount of $1.7 million was written down to its fair value of $0.6 million, resulting in a pre-tax impairment charge of $1.1 million.

(c)
On June 9, 2014, the Company entered into a Third Amended and Restated Credit Agreement ("2014 Agreement"). The 2014 Agreement replaced the then-existing first lien term loan B-1 and B-2 tranches with outstanding principal balances of $229.0 million and $370.9 million, respectively, at closing under the Second Amended and Restated Credit Agreement ("2013 Agreement"), with a $500.0 million face value delayed-draw first lien term loan A tranche maturing June 2019, of which $50.0 million was drawn upon closing, and a $400.0 million face value first lien term loan B tranche maturing June 2021. Additionally, the 2014 Agreement included a $450.0 million revolving credit line maturing June 2019, $164 million of which was drawn upon closing, replacing the previous $400.0 million revolving credit line maturing September 2016. The replacement of the 2013 Agreement and the previous revolver resulted in a loss on debt extinguishment of $5.2 million in the second quarter of 2014, representing the write-off of the unamortized original issue discount and deferred financing fees associated with the 2013 Agreement and the previous revolver. Additionally, during the third quarter of 2014, the Company repurchased in open market transactions at an average price of 107.27%, $32.7 million principal amount of its Senior Second Priority Secured Notes with cash on hand. The company paid total proceeds of $35.8 million, which included the principal amount, the premium and the accrued interest. These amounts and the related write-off of the unamortized original issue discount resulted in a loss on debt extinguishment of $2.9 million in the third quarter of 2014. Further, in April 2014 and March 2014, the Company repurchased in open market transactions at an average price of 110.50%, $39.2 million principal amount of its Senior Second Priority Secured Notes with cash on hand. The Company paid total proceeds of $44.7 million, which included the principal amount, the premium and the accrued interest. These amounts and the related write-off of the unamortized original issue discount resulted in a loss on debt extinguishment of $4.7 million in the first two quarters of 2014.

In association with the acquisition of Central, on August 6, 2013, certain outstanding Central debt was paid-in full and extinguished, resulting in a loss on debt extinguishment of $0.5 million, representing the write-off of the remaining unamortized deferred financing fees. Additionally, on March 7, 2013, the Company entered into the 2013 Agreement. The 2013 Agreement replaced the then-existing first lien term loan B-1 and B-2 tranches under the Amended and Restated Credit Agreement (“2012 Agreement”) entered into on March 6, 2012, with outstanding principal balances of $152.0 million and $508.0 million, respectively, with new first lien term loan B-1 and B-2 tranches with face values of $250.0 million and $410.0 million, respectively. The replacement of the 2012 Agreement resulted in a loss on debt extinguishment of $5.0 million in the first quarter of 2013, representing the write-off of the unamortized original issue discount and deferred financing fees associated with the 2012 Agreement.

On May 21, 2012, the Company completed the call of its remaining $15.2 million face value 12.50% fixed rate notes due May 15, 2017, at a price of 106.25% of face value pursuant to the terms of the indenture governing the notes, resulting in a loss on debt extinguishment of $1.3 million, representing the call premium

14

and write-off of the remaining unamortized deferred financing fees. The Company entered into the 2012 Agreement on March 6, 2012, which replaced the then-existing, remaining $874 million face value first lien term loan, maturing in December 2016, resulting in a loss on debt extinguishment of $20.9 million in the first quarter of 2012 representing the write-off of the unamortized original issue discount and deferred financing fees associated with the original term loan.

(d)
Amortization of certain intangibles reflects the non-cash amortization expense relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporationn acquired Swift Transportation Co.

(e)
Amortization of unrealized losses on interest rate swaps reflects the non-cash amortization expense of $0.4 million and $5.1 million for the three and nine months ended September 30, 2012 included in derivative interest expense in the consolidated statements of income and is comprised of previous losses recorded in accumulated OCI related to the interest rate swaps we terminated upon our IPO and concurrent refinancing transactions in December 2010. Such losses were incurred in prior periods when hedge accounting applied to the swaps and were expensed in relation to the hedged interest payments through the original maturity of the swaps in August 2012.

(f)	In the third quarter of 2013, Central incurred a $0.9 million one-time non-cash equity compensation expense for certain stock options that accelerated upon the closing of the acquisition of Central.

(g)
As a result of the acquisition of Central, both Swift and Central incurred certain transactional related expenses, including financial advisory and other professional fees related to the Acquisition, totaling approximately $4.3 million for the three and nine months ended September 30, 2013.

15

ADJUSTED OPERATING INCOME AND OPERATING RATIO RECONCILIATION (UNAUDITED) (a)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	2012	2014	2013	2012
	(Amounts in thousands)
Operating revenue	$1,074,880	$1,032,127	$992,624	$3,159,224	$3,042,806	$2,928,525
Less: Fuel surcharge revenue	193,051	198,746	194,459	584,059	594,727	585,265
Revenue xFSR	881,829	833,381	798,165	2,575,165	2,448,079	2,343,260
Operating expense	977,469	947,707	915,434	2,921,621	2,788,402	2,692,713
Adjusted for:
Fuel surcharge revenue	(193,051)	(198,746)	(194,459)	(584,059)	(594,727)	(585,265)
Amortization of certain intangibles (b)	(3,912)	(3,912)	(3,912)	(11,736)	(11,736)	(11,846)
Non-cash impairments (c)	(2,308)	—	—	(2,308)	—	(1,065)
Acceleration of non-cash equity compensation (d)	—	(887)	—	—	(887)	—
Adjusted operating expense	778,198	744,162	717,063	2,323,518	2,181,052	2,094,537
Adjusted operating income	$103,631	$89,219	$81,102	$251,647	$267,027	$248,723
Operating Ratio	90.9%	91.8%	92.2%	92.5%	91.6%	91.9%
Adjusted Operating Ratio	88.2%	89.3%	89.8%	90.2%	89.1%	89.4%

(a)
We define Adjusted Operating Ratio as (a) total operating expenses, less (i) fuel surcharges, (ii) amortization of the intangibles from our 2007 going-private transaction, (iii) non-cash impairment charges, (iv) other special non-cash items, and (v) excludable transaction costs, as a percentage of (b) total revenue excluding fuel surcharge revenue (Revenue xFSR). We believe fuel surcharge is sometimes volatile and eliminating the impact of this source of revenue (by netting fuel surcharge revenue against fuel expense) affords a more consistent basis for comparing our results of operations. We also believe excluding impairments, non-comparable nature of the intangibles from our going-private transaction and other special items enhances the comparability of our performance from period to period. Adjusted Operating Ratio is not a recognized measure under GAAP. Adjusted Operating Ratio should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

(b)	Includes the items discussed in note (d) to the Adjusted EPS Reconciliation schedule.

(c)	Includes the items discussed in note (b) to the Adjusted EPS Reconciliation schedule.

(d)	Includes the items discussed in note (f) to the Adjusted EPS Reconciliation schedule.

16

ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION
AND AMORTIZATION (UNAUDITED) (a)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	2012	2014	2013	2012
	(Amounts in thousands)
Net income	$50,158	$29,953	$33,656	$102,661	$110,124	$85,403
Adjusted for:
Depreciation and amortization of property and equipment	54,369	58,254	53,994	165,335	170,004	164,354
Amortization of intangibles	4,204	4,204	4,203	12,611	12,611	12,721
Interest expense	20,372	24,595	29,102	65,050	75,719	93,530
Derivative interest expense	1,756	1,465	448	5,027	2,559	5,101
Interest income	(777)	(604)	(679)	(2,235)	(1,741)	(1,548)
Income tax expense	23,890	26,156	15,086	56,759	67,806	33,573
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$153,972	$144,023	$135,810	$405,208	$437,082	$393,134
Non-cash equity compensation (b)	1,539	1,967	1,459	3,892	3,465	4,315
Loss on debt extinguishment (c)	2,854	496	—	12,757	5,540	22,219
Non-cash impairments (d)	2,308	—	—	2,308	—	1,065
Excludable transaction costs (e)	—	4,331	—	—	4,331	—
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$160,673	$150,817	$137,269	$424,165	$450,418	$420,733

(a)
We define Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest and derivative interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) non-cash equity compensation expense, (v) non-cash impairments, (vi) other special non-cash items, and (vii) excludable transaction costs. We believe that Adjusted EBITDA is a relevant measure for estimating the cash generated by our operations that would be available to cover capital expenditures, taxes, interest and other investments and that it enhances an investor’s understanding of our financial performance. We use Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. Our method of computing Adjusted EBITDA is consistent with that used in our senior secured credit agreement for covenant compliance purposes and may differ from similarly titled measures of other companies. Adjusted EBITDA is not a recognized measure under GAAP. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, net income, cash flow from operations, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows as a measure of liquidity.

(b)
Represents recurring non-cash equity compensation expense, on a pre-tax basis. In accordance with the terms of our senior credit agreement, this expense is added back in the calculation of Adjusted EBITDA for covenant compliance purposes.

(c)	Includes the items discussed in note (c) to the Adjusted EPS Reconciliation schedule.

(d)	Includes the items discussed in note (b) to the Adjusted EPS Reconciliation schedule.

(e)	Includes the items discussed in note (g) to the Adjusted EPS Reconciliation schedule.

17

FINANCIAL INFORMATION BY SEGMENT (UNAUDITED) (a)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	2013	2012		2014	2013	2012
	(Amounts in thousands)
Operating revenue:
Truckload	$570,931	$579,494	$564,802		$1,699,469	$1,727,813	$1,691,242
Dedicated	238,025	184,550	182,843		654,776	546,427	536,255
Central Refrigerated	100,448	115,339	104,042		314,122	332,979	309,203
Intermodal	99,962	96,478	91,745		292,186	270,736	251,537
Subtotal	1,009,366	975,861	943,432		2,960,553	2,877,955	2,788,237
Nonreportable segments (b)	80,122	63,982	65,123		239,279	207,954	194,371
Intersegment eliminations	(14,608)	(7,716)	(15,931)		(40,608)	(43,103)	(54,083)
Consolidated operating revenue	$1,074,880	$1,032,127	$992,624		$3,159,224	$3,042,806	$2,928,525

Operating income (loss):
Truckload	$71,186	$58,053	$53,818		$172,689	$165,070	$168,366
Dedicated	23,692	20,508	17,082		56,334	63,725	50,104
Central Refrigerated	3,238	3,422	4,516		9,320	13,803	14,671
Intermodal	1,934	1,531	(2,238)	(c)	513	715	(5,903)	(c)
Subtotal	100,050	83,514	73,178		238,856	243,313	227,238
Nonreportable segments (b)	(2,639)	906	4,012		(1,253)	11,091	8,574
Consolidated operating income	$97,411	$84,420	$77,190		$237,603	$254,404	$235,812

Operating Ratio:
Truckload	87.5%	90.0%	90.5%		89.8%	90.4%	90.0%
Dedicated	90.0%	88.9%	90.7%		91.4%	88.3%	90.7%
Central Refrigerated	96.8%	97.0%	95.7%		97.0%	95.9%	95.3%
Intermodal	98.1%	98.4%	102.4%	(c)	99.8%	99.7%	102.3%	(c)

Adjusted Operating Ratio (d):
Truckload	84.5%	87.4%	88.0%		87.3%	88.0%	87.4%
Dedicated	88.0%	86.3%	88.6%		89.5%	85.6%	88.6%
Central Refrigerated	96.0%	96.3%	94.4%		96.3%	94.7%	93.8%
Intermodal	97.6%	98.0%	103.1%	(c)	99.8%	99.7%	103.0%	(c)

(a)
In the first quarter of 2014, the Company reorganized its reportable segments to reflect management’s revised reporting structure of its lines of businesses following the integration of Central Refrigerated. In association with the operational reorganization, the operations of Central Refrigerated's Trailer on Flat Car ("TOFC") business are reported within the Company's Intermodal segment, and the operations of Central Refrigerated's logistics business, third-party leasing, and other services provided to owner-operators are reported in the Company's other non-reportable segment. All prior period historical results related to the above noted segment reorganization have been retrospectively recast.

(b)	Our nonreportable segments are comprised of our freight brokerage and logistics management services, financing subsidiaries, insurance and shop activities.

(c)
During 2012, our Intermodal reportable segment incurred an increase in its insurance and claims expense primarily related to one claim associated with a drayage accident, which increased the Intermodal Operating Ratio and Adjusted Operating Ratio by approximately 760 basis points and 970 basis points, respectively, for the three months ended September 30, 2012 and 400 basis points and 510 basis points, respectively, for the nine months ended September 30, 2012.

(d)	See our reconciliation of Adjusted Operating Ratio by Segment at the schedule titled “Adjusted Operating Income and Operating Ratio Reconciliation by Segment”.

18

OPERATING STATISTICS (UNAUDITED) (a)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	2012	2014	2013	2012
Operating Statistics by Segment:
Truckload:
Weekly revenue xFSR per tractor	$3,449	$3,212	$3,174	$3,376	$3,222	$3,124
Total loaded miles (b)	254,320	267,607	266,328	768,329	804,287	797,783
Deadhead miles percentage	11.7%	11.5%	10.9%	11.7%	11.3%	11.0%
Average tractors available for dispatch:
Company	6,811	7,552	7,327	6,928	7,593	7,536
Owner-Operator	3,336	3,355	3,399	3,409	3,311	3,368
Total	10,147	10,907	10,726	10,337	10,904	10,904

Dedicated:
Weekly revenue xFSR per tractor	$3,154	$3,326	$3,336	$3,173	$3,369	$3,354
Average tractors available for dispatch:
Company	3,786	2,771	2,773	3,532	2,730	2,676
Owner-Operator	983	663	646	815	646	660
Total	4,769	3,434	3,419	4,347	3,376	3,335

Central Refrigerated:
Weekly revenue xFSR per tractor	$3,510	$3,544	$3,359	$3,429	$3,416	$3,355
Total loaded miles (b)	40,105	48,003	46,619	125,799	144,342	139,359
Deadhead miles percentage	15.9%	13.4%	12.4%	15.0%	12.6%	12.3%
Average tractors available for dispatch:
Company	1,071	1,012	932	1,062	1,017	943
Owner-Operator	676	964	885	814	939	857
Total	1,747	1,976	1,817	1,876	1,956	1,800

Intermodal:
Average tractors available for dispatch:
Company	461	329	305	416	308	302
Owner-Operator	79	48	1	73	32	1
Total	540	377	306	489	340	303
Load Count	44,275	41,747	39,762	126,282	116,510	109,397
Average Container Count	8,778	8,717	7,403	8,737	8,717	6,736

(a)
In the first quarter of 2014, the Company reorganized its reportable segments to reflect management’s revised reporting structure of its lines of businesses following the integration of Central Refrigerated. In association with the operational reorganization, the operations of Central Refrigerated's Trailer on Flat Car ("TOFC") business are reported within the Company's Intermodal segment, and the operations of Central Refrigerated's logistics business, third-party leasing, and other services provided to owner-operators are reported in the Company's other non-reportable segment. All prior period historical results related to the above noted segment reorganization have been retrospectively recast.

(b)	Total loaded miles presented in thousands.

19

	As of
	September 30, 2014	December 31, 2013	September 30, 2013
Consolidated Total Equipment:
Tractors:
Company
Owned	5,452	6,081	6,609
Leased – capital leases	2,081	1,851	2,143
Leased – operating leases	6,160	4,834	4,589
Total company tractors	13,693	12,766	13,341
Owner-operator
Financed through the Company	4,260	4,473	4,144
Other	748	722	896
Total owner-operator tractors	5,008	5,195	5,040
Total tractors	18,701	17,961	18,381
Trailers	60,262	57,310	57,467
Containers	8,900	8,717	8,717

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ADJUSTED OPERATING INCOME AND OPERATING RATIO
RECONCILIATION BY SEGMENT (UNAUDITED) (a)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014, 2013 AND 2012

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	2012	2014	2013	2012
	(Amounts in thousands)
Truckload:
Operating revenue	$570,931	$579,494	$564,802	$1,699,469	$1,727,813	$1,691,242
Less: Fuel surcharge revenue	110,917	119,088	117,344	338,979	357,571	358,269
Revenue xFSR	460,014	460,406	447,458	1,360,490	1,370,242	1,332,973
Operating expense	499,745	521,441	510,984	1,526,780	1,562,743	1,522,876
Adjusted for:
Fuel surcharge revenue	(110,917)	(119,088)	(117,344)	(338,979)	(357,571)	(358,269)
Adjusted operating expense	388,828	402,353	393,640	1,187,801	1,205,172	1,164,607
Adjusted operating income	$71,186	$58,053	$53,818	$172,689	$165,070	$168,366
Adjusted Operating Ratio	84.5%	87.4%	88.0%	87.3%	88.0%	87.4%
Operating Ratio	87.5%	90.0%	90.5%	89.8%	90.4%	90.0%

Dedicated:
Operating revenue	$238,025	$184,550	$182,843	$654,776	$546,427	$536,255
Less: Fuel surcharge revenue	40,326	34,424	32,953	116,635	102,855	98,499
Revenue xFSR	197,699	150,126	149,890	538,141	443,572	437,756
Operating expense	214,333	164,042	165,761	598,442	482,702	486,151
Adjusted for:
Fuel surcharge revenue	(40,326)	(34,424)	(32,953)	(116,635)	(102,855)	(98,499)
Adjusted operating expense	174,007	129,618	132,808	481,807	379,847	387,652
Adjusted operating income	$23,692	$20,508	$17,082	$56,334	$63,725	$50,104
Adjusted Operating Ratio	88.0%	86.3%	88.6%	89.5%	85.6%	88.6%
Operating Ratio	90.0%	88.9%	90.7%	91.4%	88.3%	90.7%

Central Refrigerated:
Operating revenue	$100,448	$115,339	$104,042	$314,122	$332,979	$309,203
Less: Fuel surcharge revenue	19,872	23,300	23,827	63,990	72,312	72,774
Revenue xFSR	80,576	92,039	80,215	250,132	260,667	236,429
Operating expense	97,210	111,917	99,526	304,802	319,176	294,532
Adjusted for:
Fuel surcharge revenue	(19,872)	(23,300)	(23,827)	(63,990)	(72,312)	(72,774)
Adjusted operating expense	77,338	88,617	75,699	240,812	246,864	221,758
Adjusted operating income	$3,238	$3,422	$4,516	$9,320	$13,803	$14,671
Adjusted Operating Ratio	96.0%	96.3%	94.4%	96.3%	94.7%	93.8%
Operating Ratio	96.8%	97.0%	95.7%	97.0%	95.9%	95.3%

Intermodal:
Operating revenue	$99,962	$96,478	$91,745	$292,186	$270,736	$251,537
Less: Fuel surcharge revenue	19,833	19,825	19,397	58,301	56,650	53,292
Revenue xFSR	80,129	76,653	72,348	233,885	214,086	198,245
Operating expense	98,028	94,947	93,983	291,673	270,021	257,440
Adjusted for:
Fuel surcharge revenue	(19,833)	(19,825)	(19,397)	(58,301)	(56,650)	(53,292)
Adjusted operating expense	78,195	75,122	74,586	233,372	213,371	204,148
Adjusted operating income (loss)	$1,934	$1,531	$(2,238)	$513	$715	$(5,903)
Adjusted Operating Ratio	97.6%	98.0%	103.1%	99.8%	99.7%	103.0%
Operating Ratio	98.1%	98.4%	102.4%	99.8%	99.7%	102.3%

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(a)
In the first quarter of 2014, the Company reorganized its reportable segments to reflect management’s revised reporting structure of its lines of businesses following the integration of Central Refrigerated. In association with the operational reorganization, the operations of Central Refrigerated's Trailer on Flat Car ("TOFC") business are reported within the Company's Intermodal segment, and the operations of Central Refrigerated's logistics business, third-party leasing, and other services provided to owner-operators are reported in the Company's other non-reportable segment. All prior period historical results related to the above noted segment reorganization have been retrospectively recast.

22

CONSOLIDATED BALANCE SHEET (UNAUDITED)
AS OF SEPTEMBER 30, 2014 AND DECEMBER 31, 2013
(In thousands, except share data)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$70,296	$59,178
Restricted cash	51,511	50,833
Restricted investments, held to maturity, amortized cost	25,091	25,814
Accounts receivable, net	454,188	418,436
Equipment sales receivable	878	368
Income tax refund receivable	5,340	23,704
Inventories and supplies	20,736	18,430
Assets held for sale	5,752	19,268
Prepaid taxes, licenses, insurance and other	58,647	63,958
Deferred income taxes	42,281	46,833
Current portion of notes receivable	9,144	7,210
Total current assets	743,864	734,032
Property and equipment, at cost:
Revenue and service equipment	1,983,177	1,942,423
Land	117,183	117,929
Facilities and improvements	267,484	248,724
Furniture and office equipment	62,739	61,396
Total property and equipment	2,430,583	2,370,472
Less: accumulated depreciation and amortization	946,640	922,665
Net property and equipment	1,483,943	1,447,807
Other assets	47,038	57,166
Intangible assets, net	304,136	316,747
Goodwill	253,256	253,256
Total assets	$2,832,237	$2,809,008
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$165,734	$118,014
Accrued liabilities	120,018	110,745
Current portion of claims accruals	82,809	75,469
Current portion of long-term debt and obligations under capital leases (a)	76,138	75,056
Fair value of guarantees	—	366
Current portion of fair value of interest rate swaps	7,815	4,718
Total current liabilities	452,514	384,368
Revolving line of credit	82,000	17,000
Long-term debt and obligations under capital leases (a)	988,724	1,246,764
Claims accruals, less current portion	143,254	118,582
Fair value of interest rate swaps, less current portion	—	7,050
Deferred income taxes	448,240	484,200
Securitization of accounts receivable	315,000	264,000
Other liabilities	21	3,457
Total liabilities	2,429,753	2,525,421
Stockholders' equity:
Class A common stock	906	883
Class B common stock	510	525
Additional paid-in capital	772,908	759,408
Accumulated deficit	(368,508)	(471,169)
Accumulated other comprehensive loss	(3,434)	(6,162)
Noncontrolling interests	102	102
Total stockholders' equity	402,484	283,587
Total liabilities and stockholders' equity	$2,832,237	$2,809,008

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Notes to Selected Consolidated Balance Sheet Data:

(a)
On June 9, 2014, the Company entered into a Third Amended and Restated Credit Agreement ("2014 Agreement"). The 2014 Agreement replaced the then-existing first lien term loan B-1 and B-2 tranches with outstanding principal balances of $229.0 million and $370.9 million, respectively, at closing under the Second Amended and Restated Credit Agreement ("2013 Agreement"), with a $500.0 million face value delayed-draw first lien term loan A tranche maturing June 2019, of which $50.0 million was drawn upon closing, and a $400.0 million face value first lien term loan B tranche maturing June 2021. Additionally, the 2014 Agreement included a $450.0 million revolving credit line maturing June 2019, $164 million of which was drawn upon closing, replacing the previous $400.0 million revolving credit line maturing September 2016. The replacement of the 2013 Agreement and the previous revolver resulted in a loss on debt extinguishment of $5.2 million in the second quarter of 2014, representing the write-off of the unamortized original issue discount and deferred financing fees associated with the 2013 Agreement and the previous revolver. Additionally, during the third quarter of 2014, the Company repurchased in open market transactions at an average price of 107.27%, $32.7 million principal amount of its Senior Second Priority Secured Notes with cash on hand. The Company paid total proceeds of $35.8 million, which included the principal amount, the premium and the accrued interest. These amounts and the related write-off of the unamortized original issue discount reulted in a loss on debt extinguishment of $2.9 million in the third quarter of 2014. Further, in April and March 2014, the Company repurchased in open market transactions at an average price of 110.50%, $39.2 million principal amount of its Senior Second Priority Secured Notes with cash on hand. The Company paid total proceeds of $44.7 million, which included the principal amount, the premium and the accrued interest. These amounts and the related write-off of the unamortized original issue discount resulted in a loss on debt extinguishment of $4.7 million in first two quarters of 2014.

Total debt and capital lease obligations as of September 30, 2014 includes $50.0 million net carrying value of delayed-draw first lien term loan A tranche, $397.0 million net carrying value of the first lien term loan B tranche, $423.6 million net carrying value of senior second priority secured notes, and $194.2 million of other secured indebtedness and capital lease obligations. Total debt and capital lease obligations as of December 31, 2013 includes $229.0 million net carrying value of the first lien term loan B-1 tranche, $410.0 million net carrying value of the first lien term loan B-2 tranche, $493.8 million net carrying value of senior second priority secured notes, and $189.1 million of other secured indebtedness and capital lease obligations.

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CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(In thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$102,661	$110,124
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	177,946	182,615
Amortization of debt issuance costs, original issue discount, and losses on terminated swaps	7,794	5,107
Gain on disposal of property and equipment less write-off of totaled tractors	(21,784)	(12,902)
Gain on sale of real property	—	(6,876)
Impairments	2,308	—
Equity losses of investee	—	228
Deferred income taxes	(33,120)	64,695
Provision for allowance for losses on accounts receivable	2,041	872
Non-cash equity compensation	3,892	3,465
Loss on debt extinguishment	12,757	5,540
Income effect of mark-to-market adjustment of interest rate swaps	(74)	654
Interest on Central shareholder loan, pre-acquisition	—	(53)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(37,793)	(18,939)
Inventories and supplies	(2,307)	(629)
Prepaid expenses and other current assets	23,711	(23,946)
Other assets	6,014	6,976
Accounts payable, accrued and other liabilities	48,767	38,932
Net cash provided by operating activities	292,813	355,863
Cash flows from investing activities:
(Increase) decrease in restricted cash	(678)	1,302
Change in restricted investments	364	(1,900)
Proceeds from sale of property and equipment	116,672	75,812
Capital expenditures	(211,113)	(236,990)
Payments received on notes receivable	3,759	2,775
Expenditures on assets held for sale	(2,900)	(17,442)
Payments received on assets held for sale	20,089	47,365
Payments received on equipment sale receivables	368	1,266
Acquisition of Central Refrigerated, net of debt repayment	—	(147,822)
Net cash used in investing activities	(73,439)	(275,634)
Cash flows from financing activities:
Repayment of long-term debt and capital leases	(772,088)	(199,490)
Net borrowings on revolving line of credit	65,000	59,469
Borrowings under accounts receivable securitization	100,000	180,000
Repayment of accounts receivable securitization	(49,000)	(124,000)
Proceeds from long-term debt	450,000	26,268
Payment of deferred loan costs	(11,784)	(2,183)
Distribution to Central stockholders, pre-acquisition	—	(2,499)
Issuance of Central stockholders' loan receivable, pre-acquisition	—	(30,000)
Proceeds from exercise of stock options and shares issued under employee stock purchase plan	7,587	10,422
Income tax benefit from exercise of stock options	2,029	(383)
Net cash used in financing activities	(208,256)	(82,396)
Increase (decrease) in cash and cash equivalents	11,118	(2,167)
Cash and cash equivalents at beginning of period	59,178	53,596
Cash and cash equivalents at end of period	$70,296	$51,429

25

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$59,809	$67,833
Income taxes	$59,501	$20,602

Supplemental schedule of:
Non-cash investing activities:
Equipment sales receivables	$878	$696
Equipment purchase accrual	$40,379	$39,369
Notes receivable from sale of assets	$4,524	$5,855
Non-cash financing activities:
Capital lease additions	$64,351	$85,094
Accrued deferred loan costs	$280	$—
Insurance premium note payable	$37	$3,324
Non-cash distribution to Central stockholders in satisfaction of stockholders' loans receivable, pre-acquisition	$—	$22,315
Non-cash exercise of Central stock options in exchange for stockholders' loans receivable, pre-acquisition	$—	$3,415
Cancellation of Central stockholders' loans receivable at closing of acquisition	$—	$33,295

26